Exhibit 10.2

AMERISOURCEBERGEN DRUG CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

(Amended and Restated November 24, 2008)

AMERISOURCEBERGEN DRUG CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

In recognition of the services provided to AmerisourceBergen Drug Corporation (the “Sponsor”) and its Affiliates by certain management and highly compensated employees, the Sponsor and its Affiliates maintain the AmerisourceBergen Drug Corporation Supplemental Retirement Plan (the “Plan”) to provide such employees with retirement benefits that would otherwise be unavailable by reason of certain restrictive provisions of law applicable to the AmerisourceBergen Drug Corporation Participating Companies Pension Plan. The Plan was frozen effective as of June 30, 2007 and no further benefits accrued under the Plan after such date. This Amendment and Restatement of the Plan is made November 24, 2008, effective as of January 1, 2005, unless otherwise noted, and incorporates changes required to comply with Section 409A of the Internal Revenue Code.

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ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1. Definitions. Whenever used in this Plan:

“Administrator” means the Benefits Committee; provided however, that in the absence of a Benefits Committee, Administrator shall mean the Board.

“Affiliate” means any entity which (a) with the Sponsor, constitutes a controlled group of corporations, a group of trades or businesses under common control, or an affiliated service group, as defined in sections 414(b), (c), and (m) of the Code, respectively, or (b) is required to be aggregated with the Sponsor pursuant to section 414(o) of the Code.

“Beneficiary” means, for death benefits described in Sections 4.1 and 4.2, the beneficiary for purposes of any benefits payable under the Pension Plan subsequent to the Participant’s death, except to the extent that the beneficiary is receiving a benefit under the Pension Plan pursuant to a qualified domestic relations order as defined in section 414(p) of the Code.

“Benefits Committee” means the AmerisourceBergen Corporation Benefits Committee.

“Board” means the Board of Directors of AmerisourceBergen Corporation.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature and purpose.

“Deferred Compensation Plan” means the Alco Standard Corporation 1985 Deferred Compensation Plan transferred to the Sponsor, and any other plan or contract designated by the Benefits Committee which involves a Participant and a Participating Employer.

“Eligible Employee” means any Employee who is a participant in the Pension Plan and is a management, professional or highly compensated Employee who is designated as an Eligible Employee by the Board, and has completed five years of employment with a Participating Employer.

“Employee” means any individual employed by a Participating Employer.

“Participant” means (a) any Eligible Employee and (b) any former Eligible Employee who has a Supplemental Pension Benefit greater than zero and who either (1) continues to be employed by the Sponsor or an Affiliate, or (2) has a vested interest in all or a portion of his Supplemental Pension Benefit pursuant to Article 5 which has not been distributed pursuant to Article 3 or 4.

“Participating Employer” means the Sponsor and any Affiliate.

“Pension Plan” means the AmerisourceBergen Drug Corporation Participating Companies Pension Plan, as in effect on the date of reference.

“Plan” means the AmerisourceBergen Drug Corporation Supplemental Retirement Plan as set forth herein.

“Plan Year” means the 12-month period commencing each October 1 and ending the next following September 30.

“Separation from Service” means, for any Participant, his death, retirement, discharge or any absence that causes him to cease to be an employee of the Sponsor and all Affiliates, and in each case constitutes a “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Sponsor” means AmerisourceBergen Drug Corporation.

“Supplemental Pension Benefit” means a Participant’s supplemental pension benefit under the Plan, as determined pursuant to Section 2.1.

“Total and Permanent Disability” means Total Disability as that term is defined in the Pension Plan.

Section 1.2. Gender and Number. The masculine pronoun shall include the feminine; the singular shall include the plural; and vice versa.

ARTICLE 2

BENEFITS

Section 2.1. Supplemental Pension Benefits. A Participant’s Supplemental Pension Benefit shall equal the excess of (a) over (b), if any, when:

(a) is the benefit that would have been payable to the Participant under the Pension Plan as of the Participant’s Separation from Service if (1) the limitations of sections 401(a)(17) and 415 of the Code did not apply and (2) the Participant’s compensation for purposes of calculating benefits under the Pension Plan had not been reduced in connection with a Deferred Compensation Plan; and

(b) is the benefit payable to the Participant under the Pension Plan as of the Participant’s Separation from Service.

(c) In the event a Participant’s benefit under the Pension Plan is subject to a qualified domestic relations order as defined in section 414(p) of the Code which does not also apply to this Plan, the Supplemental Pension Benefit shall be calculated and paid as if no qualified domestic relations order was in existence.

ARTICLE 3

DISTRIBUTIONS TO PARTICIPANTS

Section 3.1. Distribution of Supplemental Pension Benefit. A Participant’s Supplemental Pension Benefit under the Plan, to the extent vested under Article 5, shall be paid to the Participant in the form of a lump sum distribution as soon as administratively practicable following (but in no event later than 75 days following) the date that is six months after the Participant’s Separation from Service.

ARTICLE 4

DEATH BENEFITS

Section 4.1. Supplemental Pension Death Benefits for Death Prior to Benefit Commencement.

(a) The death benefit payable to the Beneficiary of a Participant who dies at a time when he has a vested right to a benefit under the Pension Plan and prior to the date payment of the Supplemental Pension Benefit is made pursuant to Section 3.1 shall equal the excess of (1) over (2), if any, when:

(1) is the benefit that would have been payable to the Participant’s Beneficiary under the Pension Plan, determined on the basis of the Participant’s benefit under the Pension Plan calculated as of the Participant’s death if (A) the limitations of sections 401(a)(17) and 415 of the Code did not apply and (B) the Participant’s compensation for purposes of calculating benefits under the Pension Plan had not been reduced in connection with a deferred Compensation Plan; and

(2) is the benefit payable to the Participant’s Beneficiary under the Pension Plan as of the Participant’s death.

(b) The benefit payable to a Beneficiary pursuant to paragraph (a) shall be paid to the Beneficiary as soon as administratively practicable following the Participant’s death (but in no event later than March 15 of the calendar year following the calendar year in which the Participant died) in the form of a single sum distribution.

Section 4.2. Qualified Domestic Relations Order. In the event the death benefit under the Pension Plan is subject to a qualified domestic relations order as defined in section 414(p) of the Code which does not apply to this Plan, the death benefit provided by this Plan shall be calculated and paid as if no qualified domestic relations order was in existence.

ARTICLE 5

VESTING

Section 5.1. Vesting of Supplemental Pension Benefit. Except as may otherwise be provided in any written employment agreement between the Participant and the Sponsor, a Participant shall be vested in his Supplemental Pension Benefit only if and to the extent that the Participant has a vested right to a benefit under the Pension Plan.

Section 5.2. Forfeiture for Cause. Notwithstanding any provision of the Plan to the contrary, a Participant shall be divested of, and shall immediately forfeit, such benefit to which he (or his Beneficiary) is otherwise entitled under the Plan in the event the Participant engages in any conduct which, in the reasonable opinion of the Board, is detrimental to the best interests of a Participating Employer. Such conduct shall include accepting employment with a competitor of a Participating Employer within a period of time following his Separation from Service and in a geographic area that the Board deems inappropriate.

ARTICLE 6

FUNDING

Section 6.1. Funding of Benefits. The Board may, but shall not be required to, authorize the establishment of a trust by the Sponsor to serve as the funding vehicle for the benefits described in Articles 2 and 4 hereof. In any event, the obligation of Participating Employers hereunder shall constitute a general, unsecured obligation, payable solely out of general assets, and no Participant shall have any right to any specific assets of a Participating Employer.

ARTICLE 7

ADMINISTRATION

Section 7.1. Plan Administrator. The Administrator shall be the administrator of the Plan for purposes of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).

Section 7.2. Duties and Powers of the Benefits Committee. The Benefits Committee shall have full power and authority to construe, interpret and administer this Plan, and such greater power and authority as determined by the Board, and may, to the extent permitted by law, make factual determinations, correct defects, supply omissions, resolve ambiguities and reconcile inconsistencies to the extent necessary to effectuate the Plan and, subject to Section 7.3, the Benefits Committee’s actions in doing so shall be final and binding on all persons interested in the Plan. The Benefits Committee may from time to time adopt rules and regulations governing the operation of this Plan and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan.

Section 7.3. Claims Procedure.

(a) The Administrator will advise each Participant and Beneficiary of any benefits to which he is entitled under the Plan. If any person believes that the Administrator has failed to advise him of any benefit to which he is entitled, he may file a written claim with the Administrator. The claim shall be reviewed, and a response provided, within 90 days of the Administrator’s receipt of the claim; provided, however, that in special circumstances the Administrator may extend the response period for up to an additional 90 days provided the Administrator so notifies the claimant in writing and specifies the reason or reasons for such extension. Every claimant who is denied a claim for benefits shall be provided with written notice setting forth in a manner calculated to be understood by the claimant:

(1) the specific reasons or reasons for the denial;

(2) specific reference to pertinent Plan provisions on which denial is based;

(3) a description of any additional material or information necessary for the claimant to perfect the claim; and

(4) an explanation of the claim review procedure set forth in paragraph (b), below.

(b) Within 60 days of receipt by a claimant of a notice denying a claim under the Plan under paragraph (a), the claimant or his duly authorized representative may request in writing a full and fair review of the claim by the Benefits Committee. The Benefits Committee may extend the 60-day period where the nature of the benefit involved or other attendant circumstances make such extension appropriate. In connection with such review, the claimant or his duly authorized representative may review pertinent documents and may submit issues and comments in writing. The Benefits Committee shall make a decision promptly, and not later than 60 days after the Benefits Committee’s receipt of a request for review, unless special circumstances (such as the need to hold a hearing, if the Benefits Committee deems one necessary) require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of a request for review. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

ARTICLE 8

AMENDMENT AND TERMINATION

Section 8.1. Authority to Amend. The Board may amend the Plan, by or pursuant to resolution, at any time in any manner whatsoever; provided however that the Benefits Committee may make all technical, administrative, regulatory, or compliance amendments to the Plan, and may make any other amendment which will not increase the cost of the Plan to the Participating Employers and the Sponsor by more than $100,000, or such greater amount as determined by the Board, as the Benefits Committee shall deem necessary or appropriate without the approval of the Board or any Participating Employer. Amendments made by the Benefits Committee shall be in writing and signed by at least one Committee member.

Section 8.2. Right to Terminate. Continuance of the Plan is completely voluntary and is not assumed as a contractual obligation of the Participating Employers. The Sponsor shall have the right at any time for any reason to terminate the Plan, by resolution of the board. Furthermore, each Participating Employer may discontinue its participation in the Plan at any time by or pursuant to resolution of its board of directors or other governing body.

Section 8.3. Effect of Amendment or Termination. No amendment or termination of the Plan shall decrease or restrict any vested benefit which a Participant (or Beneficiary) has accrued under the Plan, as of the date of termination or amendment of the Plan based on the Participant’s accrued benefit under the Pension Plan on such date, unless the Participant (or Beneficiary) would have been entitled to a smaller benefit if the Plan had not been amended or terminated. For avoidance of doubt, however, the Sponsor may terminate the Plan and provide for immediate distributions of all benefits accrued hereunder (as though each Participant had experienced a Separation from Service as of the date of such termination), subject to the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix) or any succeeding regulations.

ARTICLE 9

MISCELLANEOUS

Section 9.1. No Right to Employment. Nothing contained herein (a) shall be deemed to exclude a Participant from any compensation, bonus, pension, insurance, severance pay or other benefit to which he otherwise is or might become entitled to as an Employee or (b) shall be construed as conferring upon an Employee the right to continue in the employ of a Participating Employer.

Section 9.2. No Compensation for Other Benefits. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which he may be entitled under any other arrangement established by a Participating Employer for the benefit of its employees.

Section 9.3. Rights and Obligations. The rights and obligations created hereunder shall be binding on a Participant’s heirs, executors and administrators and on the successors and assigns of the Participating Employers.

Section 9.4. Payments to Representatives. If any Participant or Beneficiary entitled to receive any benefits hereunder is determined by the Administrator, or is adjudged to be, legally incapable of giving valid receipt and discharge for such benefits, the benefits shall be paid to a duly appointed and acting conservator or guardian, or other legal representative of such Participant or Beneficiary, if any, and if no such legal representative is appointed and acting, to such person or persons as the Administrator may designated. Such payments shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

Section 9.5. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

Section 9.6. Nonalienation. Except as hereinafter provided with respect to family disputes, the rights of any Participant or Beneficiary under this Plan are personal and may not be assigned, transferred, pledge or encumbered, and any attempt to do so shall be void. In cases of family disputes, the Participating Employers will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Participating Employers harmless from any claim that arises out of the Participating Employers’ obeying the final order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court. For purposes of this Section 9.6, “family dispute” means a dispute relating to provision of child support, alimony payments, or marital property rights to a spouse, former spouse or other dependent of the Participant.

Section 9.7. Limitations on Obligations. Neither the Sponsor (nor any other Participating Employer) nor any member of the Board shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any benefit or action taken or omitted in connection with the granting of benefits, the continuation of benefits, or the interpretation and administration of this Plan.

Section 9.8. Withholding. If the Participating Employer is required to withhold amounts under applicable federal, state or local tax laws, rules or regulations, the Participating Employer shall be entitled to deduct and withhold such amounts from any cash payment made pursuant to this Plan.

Section 9.9. Lost Payees. Any benefit payable under the Plan shall be deemed forfeited if the Administrator is unable to locate the Participant or Beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a claim is made by the Participant or Beneficiary for the forfeited benefit.

IN WITNESS WHEREOF, this Plan has been adopted this 24th day of November, 2008.

Attest:		AMERISOURCEBERGEN CORPORATION

By:	/s/ Vicki Bausinger	By:	/s/ John G. Chou
		Title:	Senior Vice President, General Counsel and Secretary